News ReleaseExhibit 99.1

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	May 1, 2014
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Quarter Ended March 31, 2014

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended March 31, 2014.

Operating Results for the Three Months Ended March 31, 2014

For the three months ended March 31, 2014, net income allocable to our common shareholders was $174.1 million or $1.01 per diluted common share, compared to $161.9 million or $0.94 per diluted common share for the same period in 2013, representing an increase of $12.2 million or $0.07 per diluted common share.  This increase is due primarily to a $30.8 million increase in self-storage net operating income, offset partially by an $18.0 million increase in depreciation and amortization associated with acquired real estate facilities.

Our self-storage net operating income increased $30.8 million in the three months ended March 31, 2014 as compared to the same period in 2013, including $16.0 million for our Same Store Facilities and $14.8 million for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.1% or $21.3 million in the quarter ended March 31, 2014 as compared to the same period in 2013, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 4.0% or $5.3 million in the quarter ended March 31, 2014 as compared to the same period in 2013, due primarily to weather related increases in snow removal and utilities expense and increased property tax expense, offset partially by lower advertising and selling costs.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 121 self-storage facilities from third parties since January 1, 2013.

Funds from Operations

For the three months ended March 31, 2014, funds from operations (“FFO”) was $1.74 per diluted common share, as compared to $1.57 for the same period in 2013, representing an increase of $0.17 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

In addition to FFO, we often discuss “Core FFO” per share which is also a non-GAAP measure that represents FFO per share, adjusted to exclude the impact of (i) foreign currency exchange losses, consisting of a loss of $2.3 million and $12.7 million for the three months ended March 31, 2014 and March 31, 2013, respectively, and (ii) other items, comprised primarily of a $7.8 million accrual related to a contingent legal settlement included in ancillary cost of operations for the three months ended March 31, 2014, and our $1.4 million share of charges incurred by Shurgard Europe in closing a facility during the same period in 2013. We believe Core FFO is a helpful measure in understanding our ongoing earnings and cash flow.  We also believe that the analyst community reviews our Core FFO and Core FFO per share (or similar measures using different terminology).  Core FFO is not a substitute for net income, earnings per share or cash flow from operations.  Because other real estate investment trusts (“REITs”) may not compute Core FFO in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended March 31,
			Percentage
	2014	2013	Change

FFO per share	$1.74	$1.57	10.8%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange loss	0.01	0.07
Other items	0.05	0.01
Core FFO per share	$1.80	$1.65	9.1%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014. The Same Store pool increased from 1,949 facilities at December 31, 2013 to 1,983 facilities at March 31, 2014. The following table summarizes the historical operating results of these 1,983 facilities (125.5 million net rentable square feet) that represent approximately 89% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2014.

Selected Operating Data for the Same Store Facilities (1,983 facilities) (unaudited):
	Three Months Ended March 31,
			Percentage
	2014	2013	Change

	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$418,489	$398,305	5.1%
Late charges and administrative fees	22,133	21,004	5.4%
Total revenues (a)	440,622	419,309	5.1%

Cost of operations:
Property taxes	47,602	45,633	4.3%
On-site property manager payroll	26,823	26,372	1.7%
Supervisory payroll (b)	8,853	9,300	(4.8)%
Repairs and maintenance	7,695	7,685	0.1%
Snow removal	7,053	3,341	111.1%
Utilities	10,553	9,481	11.3%
Advertising and selling expense	6,483	7,659	(15.4)%
Other direct property costs (c)	12,671	12,877	(1.6)%
Allocated overhead (d)	11,796	11,857	(0.5)%
Total cost of operations (a)	139,529	134,205	4.0%
Net operating income (e)	$301,093	$285,104	5.6%

Gross margin	68.3%	68.0%	0.4%

Weighted average for the period:
Square foot occupancy (f)	92.6%	91.9%	0.8%
Realized annual rental income per:
Occupied square foot (g)	$14.41	$13.81	4.3%
Available square foot (“REVPAF”) (g)	$13.34	$12.70	5.0%
Weighted average at March 31:
Square foot occupancy	93.2%	92.3%	1.0%
Annual contract rent per occupied square foot (h)	$15.01	$14.41	4.2%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	Supervisory payroll expense represents compensation paid to management personnel who directly and indirectly supervise on-site property managers.
(c)

Other direct property costs include administrative expenses that are solely attributable to the self-storage facilities, such as property insurance, business license costs, bank charges related to processing the properties’ cash receipts, credit card fees, and the cost of operating each property’s rental office including supplies and telephone data communication lines.

(d)

Allocated overhead represents administrative expenses for shared general corporate functions, which are allocated to self-storage property operations to the extent their efforts are devoted to self-storage operations. Such functions include data processing, human resources, operational accounting and finance, marketing and costs of senior executives (other than the Chief Executive Officer and Chief Financial Officer, whose compensation is allocated to general and administrative expenses).

(e)	See attached reconciliation of Same Store NOI to operating income.
(f)	Square foot occupancies represent weighted average occupancy levels over the entire period.
(g)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(h)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2014	$440,622
2013	$419,309	$430,179	$451,525	$443,055	$1,744,068

Total cost of operations:
2014	$139,529
2013	$134,205	$125,335	$127,753	$102,116	$489,409

Property taxes:
2014	$47,602
2013	$45,633	$44,972	$44,594	$27,781	$162,980

Repairs and maintenance, including snow removal expenses:
2014	$14,748
2013	$11,026	$9,281	$9,870	$9,986	$40,163

Advertising and selling expense:
2014	$6,483
2013	$7,659	$6,580	$8,600	$4,957	$27,796

REVPAF:
2014	$13.34
2013	$12.70	$13.05	$13.67	$13.44	$13.21

Weighted average realized annual rent per occupied square foot:
2014	$14.41
2013	$13.81	$13.88	$14.49	$14.45	$14.16

Weighted average occupancy levels:
2014	92.6%
2013	91.9%	94.0%	94.4%	93.0%	93.3%

Investing and Capital Activities

During the three months ended March 31, 2014 we completed two new development facilities and one expansion project adding 335,000 net rentable square feet at a cost of approximately $40 million.  As of March 31, 2014, we had development and expansion projects in process which will add approximately 1.9 million net rentable square feet of storage space at a total cost of approximately $195 million.  A total of $38 million in costs were incurred through March 31, 2014 with respect to these projects, with the remaining costs expected to be incurred primarily in the remainder of 2014.

In April 2014, we acquired a self-storage facility located in Austin, Texas with 86,000 net rentable square feet for approximately $6 million in cash and $5 million in assumed debt.

As of May 1, 2014, we are currently under contract, subject to contingencies, to acquire five self-storage facilities in North Carolina, with an aggregate of 342,000 in net rentable square feet, at a total cost of approximately $26 million in cash. We expect to complete the acquisition during the second quarter of 2014.

On January 28, 2014, our joint venture partner in Shurgard Europe acquired 51% of the loan receivable from Shurgard Europe at face value of €158.6 million ($216.2 million) in cash.

On March 17, 2014, we issued our 6.375% Series Y Preferred Shares for gross proceeds of $235 million and on April 10, 2014, we issued additional Series Y Preferred Shares at par for $50 million in gross proceeds.

During the three months ended March 31, 2014, we repaid our $50.1 million balance on our bank credit facility and repaid $328 million of our term loan.  At May 1, 2014, the balance of our term loan is $322 million and no amounts are outstanding on our bank credit facility.

Distributions Declared

On May 1, 2014, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2014 to shareholders of record as of June 13, 2014.

First Quarter Conference Call

A conference call is scheduled for May 2, 2014 at 10:00 a.m. (PDT) to discuss the first quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 25942930). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through May 16, 2014 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 25942930.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At March 31, 2014, we had interests in 2,202 self-storage facilities located in 38 states with approximately 141 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 29.7 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at March 31, 2014.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Operating Revenues:
Self-storage facilities	$485,587	$439,665
Ancillary operations	34,037	31,235
	519,624	470,900

Operating Expenses:
Self-storage cost of operations	156,068	140,993
Ancillary cost of operations (a)	18,451	9,396
Depreciation and amortization	109,021	91,001
General and administrative	18,989	18,253
	302,529	259,643

Operating income	217,095	211,257

Other income (expense):
Interest and other income (b)	2,402	5,581
Interest expense (c)	(3,480)	(3,497)
Equity in earnings of unconsolidated real estate entities	14,604	11,643
Foreign currency exchange loss	(2,348)	(12,737)
Net income	228,273	212,247
Allocation to noncontrolling interests	(1,077)	(1,024)
Net income allocable to Public Storage shareholders	227,196	211,223
Allocation of net income to:
Preferred shareholders - distributions	(52,507)	(48,590)
Restricted share units	(637)	(697)
Net income allocable to common shareholders	$174,052	$161,936

Per common share:
Net income per common share – Basic	$1.01	$0.94
Net income per common share – Diluted	$1.01	$0.94
Weighted average common shares – Basic	171,910	171,446
Weighted average common shares – Diluted	172,809	172,514

(a)	Amounts for the three months ended March 31, 2014 include a $7.8 million accrual related to a contingent legal settlement.
(b)

Amounts for the three months ended March 31, 2014 decreased from the same period in 2013 due primarily to the sale of 51% of our loan receivable from Shurgard Europe to our joint venture partner on January 28, 2014.

(c)

Amounts for the three months ended March 31, 2014 include $1.6 million in cash interest, as well as $1.0 million of amortization of loan costs (including $0.6 million in accelerated amortization associated with prepayments), with respect to our term loan.

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$101,112	$19,169

Operating real estate facilities:
Land and buildings, at cost	12,339,715	12,286,256
Accumulated depreciation	(4,192,529)	(4,098,814)
	8,147,186	8,187,442
Construction in process	37,742	52,336
Investments in unconsolidated real estate entities	858,222	856,182
Goodwill and other intangible assets, net	232,273	246,854
Loan receivable from Shurgard Europe	209,557	428,139
Other assets	96,490	86,144
Total assets	$9,682,582	$9,876,266

LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$50,100
Term loan	372,000	700,000
Notes payable	88,150	88,953
Accrued and other liabilities	222,608	218,358
Total liabilities	682,758	1,057,411

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 151,900 shares issued (in series) and outstanding (142,500 at December 31, 2013), at liquidation preference	3,797,500	3,562,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 172,236,050 shares issued and outstanding (171,776,291 shares at December 31, 2013)	17,224	17,178
Paid-in capital	5,544,204	5,531,034
Accumulated deficit	(385,512)	(318,482)
Accumulated other comprehensive loss	(15)	(500)
Total Public Storage shareholders’ equity	8,973,401	8,791,730
Noncontrolling interests	26,423	27,125
Total equity	8,999,824	8,818,855
Total liabilities and equity	$9,682,582	$9,876,266

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 174 facilities (9.2 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014.  These 174 facilities represent approximately 92% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (174 facilities) (unaudited):	Three Months Ended March 31,
			Percentage
	2014	2013	Change

	(Dollar amounts in thousands, utilizing constant exchange rates (a))

Rental income, late charges and administrative fees	$52,437	$51,770	1.3%
Cost of operations	22,568	22,288	1.3%
Net operating income	$29,869	$29,482	1.3%

Gross margin	57.0%	56.9%	0.2%

Weighted average for the period:
Square foot occupancy (b)	83.2%	79.9%	4.1%
Realized annual rent, prior to late charges and administrative fees, per:
Occupied square foot (c)	$26.77	$27.58	(2.9)%
Available square foot (“REVPAF”) (c)	$22.27	$22.04	1.0%

Weighted average at March 31:
Square foot occupancy	86.1%	79.5%	8.3%
Annual contract rent per occupied square foot (d)	$28.93	$30.68	(5.7)%

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.370	1.370	-
Actual historical exchange rates	1.370	1.320	3.8%

(a)

In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three months ended March 31, 2013 have been restated using the actual exchange rates for the three months ended March 31, 2014.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013

Computation of FFO per Share:

Net income allocable to common shareholders	$174,052	$161,936
Eliminate items excluded from FFO:
Depreciation and amortization	109,021	91,001
Depreciation from unconsolidated real estate investments	19,671	18,903
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,128)	(1,015)
Gains on sale of real estate investments, including our equity share	(87)	-
FFO allocable to common shares (a)	$301,529	$270,825
Diluted weighted average common shares	172,809	172,514
FFO per share (a)	$1.74	$1.57

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$301,529	$270,825
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	6,287	5,894
Foreign currency exchange loss	2,348	12,737
Less: Capital expenditures to maintain real estate facilities	(13,136)	(7,818)

FAD	$297,028	$281,638

Distributions paid to common shareholders	$240,889	$214,386

Distribution payout ratio	81.1%	76.1%

Distributions per common share	$1.40	$1.25

(a)

FFO is a non-GAAP term defined by the National Association of Real Estate Investment Trusts, and generally represents net income before depreciation, gains and losses, and impairment charges with respect to real estate assets.  We present FFO and FFO per share because we consider FFO to be an important measure of the performance of real estate companies, as do many analysts in evaluating our Company.  We believe that FFO is a helpful measure of a REIT’s performance since FFO excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time.  We believe that real estate values fluctuate due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO and FFO per share are not a substitute for our cash flow or net income per share as a measure of our liquidity or operating performance or our ability to pay dividends.  Because other REITs may not compute FFO in the same manner, FFO may not be comparable among REITs.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended
	March 31,
	2014	2013

Revenues for:
Same Store Facilities	$440,622	$419,309
Non Same Store Facilities: (a)
2013 acquisitions	22,199	40
2012 acquisitions	6,434	4,957
Other	16,332	15,359
Self-storage revenues	485,587	439,665

Self-storage cost of operations for:
Same Store Facilities	139,529	134,205
Non Same Store Facilities: (a)
2013 acquisitions	8,644	9
2012 acquisitions	2,365	1,891
Other	5,530	4,888
Self-storage cost of operations	156,068	140,993

Net operating income for:
Same Store Facilities	301,093	285,104
Non Same Store Facilities: (a)
2013 acquisitions	13,555	31
2012 acquisitions	4,069	3,066
Other	10,802	10,471
Self-storage net operating income (b)	329,519	298,672
Ancillary operating revenues	34,037	31,235
Ancillary cost of operations	(18,451)	(9,396)
Depreciation and amortization	(109,021)	(91,001)
General and administrative expense	(18,989)	(18,253)
Operating income on our income statement	$217,095	$211,257

(a)

We have 206 additional self-storage facilities that are not Same Store Facilities, including 121 facilities acquired in 2013 and 24 facilities acquired in 2012.  The average square foot occupancy during the three months ended March 31, 2014 was 85% for the facilities acquired in 2013,  86% for the facilities acquired in 2012 and 82% for the other facilities.

(b)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.